Exhibit 99.1

FOR IMMEDIATE RELEASE

GRANDSOUTH BANCORPORATION ANNOUNCES NEW BOARD OF DIRECTORS MEMBER

Greenville, South Carolina, July 2, 2021 — GrandSouth Bancorporation (GRRB:OTCQX) (the “Company”), the holding company for GrandSouth Bank (“GrandSouth”, or the “Bank”), would like to congratulate LeeAnn Weber on being elected to the board of directors at the Company’s 2021 annual meeting of shareholders. Mrs. Weber is the CFO, Executive Secretary, and Treasurer of Strange Bros. Grading Co. Inc. Strange Bros. Grading was founded in 1954 and is one of the leading site development contractors in the Upstate. Mrs. Weber joined the company in 1984 after attending Lees-McRae College and has extensive experience in the commercial construction industry. She is active with NAWIC (National Women in Construction) and currently volunteers with Meals on Wheels, Saint Francis Foundation, Pearls and Pumps (fundraiser for Breast Health), Taylors Free Medical Clinic, and The American Heart Association.

“We are thrilled to have LeeAnn as part of the GrandSouth team. We have enjoyed a 30-year relationship with her family and their company whose values mirror ours when it comes to quality, service, and talented employees,” said President and CEO, JB Schwiers. GrandSouth takes pride in being a premier provider of banking services to all facets of the construction industry. Mrs. Weber’s industry knowledge will enhance the Bank’s ability to serve this business sector. Mrs. Weber and her husband, Jack, reside in Greenville.

###

About GrandSouth Bancorporation and GrandSouth Bank: GrandSouth Bancorporation, the parent company of GrandSouth Bank, was founded in 1998 as a commercial bank. Since then, it has grown into eight locations and offers a full array of commercial banking services for individuals and small businesses. The bank has over $1.1 billion in assets as of March 31, 2021, including over $889 million in gross loans. Learn more at: https://www.grandsouth.com/

Contact:	JB Schwiers
President and Chief Executive Officer
(864) 527-7150